1919 Pennsylvania Avenue, NW
Washington, DC 20006-3434
202-331-1112
202-659-2053 Fax

March 17, 2006

TRUSTEE: LaSalle Bank National Association 135 South LaSalle Street, Suite 1625 Chicago, IL 60603 Attn: Barbara Marik	MASTER SERVICER: Wachovia Bank, National Association Structured Products Services 8739 Research Drive - URP 4 Charlotte, NC 28288-1075 Attn: Marilyn Addison
UNDERWRITERS: Lehman Brothers, Inc. 745 Seventh Avenue New York, NY 10019 Attn: David Nass - LB-UBS Commercial Mortgage Trust 2005-C1	UBS Securities LLC 1285 Avenue of the Americas New York, NY 10019 Attn: Robert Pettinato Robert C. Dinerstein, General Counsel
DEPOSITOR: Structured Asset Securities Corporation II 745 Seventh Avenue New York, NY 10019 Attn: David Nass-LB-UBS Commercial Mortgage Trust 2005-C1
RATING AGENCIES: Moody's InvestorsService, Inc. 99 Church Street, 8th Floor New York, NY 10007 Attn: Tracey Ferguson	Standard & Poor's Ratings Service 55 Water Street, 41st Floor New York, NY 10041-0003 Attn: CMBS Surveillance Group
NON-TRUST MORTGAGE LOAN NOTEHOLDER (Clearview Palms Non-Trust Mortgage Loan) Lehman Brothers Holdings Inc. 399 Park Avenue New York, NY 10022 Attn: John Herman	Lehman Brothers Holdings Inc. 745 Seventh Avenue New York, NY 10019 Attn: Scott Lechner

    RE: LBUBS 2005-C1, Officer's Certificate

www.alliedcapital.com

Dear Representatives:

In accordance with the requirements detailed in §3.13 of the Pooling and Servicing Agreement for the above-mentioned CMBS pool, Allied Capital Corporation ("ACC"), in its capacity as Special Servicer, is providing this Officer's Certificate with respect to the following:

(i)	Under my supervision, ACC has reviewed its activities for 2005 and its performance under the Pooling and Servicing Agreement;
(ii)
To the best of my knowledge, based on this review, ACC has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects throughout its term as Special Servicer which was for the period of 2/10/05 through 7/13/05; and

(iii)
ACC has received no notice regarding qualification, or challenging the status, of any REMIC Pool as a REMIC or the Grantor Trust as a grantor trust, from the IRS or any other governmental agency or body.

Additionally, as required by §3.14 of the Pooling and Servicing Agreement, attached please find the required reports by Independent Public Accountant.

Should you have any questions, please do not hesitate to contact me. I can be reached at 202/973-6369 or via email at scheurer@alliedcapital.com.

Sincerely,
Allied Capital Corporation, solely in its capacity as
Special Servicer for the Trust

/s/ John Scheurer
John Scheurer
Managing Director

cc:    Kathleen C. Olin
         Vice President
         CWCapital Asset Management LLC
     700 Twelfth Street, NW, Suite 700
         Washington, DC 20005

         Greg Askey, Principal
      Matthews, Carter and Boyce, P.C.
     11320 Random Hills Road, Suite 600
         Fairfax, VA 22030-7427